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                           BERRY PETROLEUM COMPANY
                            NON-EMPLOYEE DIRECTOR
                    DEFERRED STOCK AND COMPENSATION PLAN

     Section 1. Establishment of Plan; Purpose. The Berry Petroleum Company Non-Employee Director Deferred Stock and Compensation Plan (the "Plan") is hereby established to permit Eligible Directors, in recognition of their contributions to the Company, to receive Shares in lieu of Compensation and to defer recognition of their Compensation in the manner described below.
The Plan is intended to enable the Company to attract, retain and motivate qualified directors and to enhance the long-term mutuality of interest between Directors and stockholders of the Company.

     Section 2. Definitions. When used in this Plan, the following terms shall have the definitions set forth in this Section:

       2.1 "Accounts" shall mean an Eligible Director's Stock Unit Account and Interest Account.

       2.2 "Board of Directors" shall mean the Board of Directors of the Company.

       2.3 "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee of the Board as the Board shall designate from time to time.

       2.4 "Company" shall mean Berry Petroleum Company, a Delaware corporation.

       2.5 "Compensation" shall mean the annual retainer fees earned by an Eligible Director for service as a Director; the annual retainer fee, if any, earned by an Eligible Director for service as a member of a committee of the Board of Directors; and any fees earned by an Eligible Director for attendance at meetings of the Board of Directors and any of its committees.

       2.6 "Director" shall mean any member of the Board of Directors, whether or not such member is an Eligible Director.

       2.7 "Disability" shall mean an illness or injury that lasts at least six (6) months, is expected to be permanent, and renders a Director unable to carry out his duties.

       2.8 "Effective Date" shall mean the date on which the Plan is approved by the stockholders of the Company.

       2.9 "Eligible Director" shall mean a member of the Board of Directors who is not an employee of the Company.

       2.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       2.11 "Fair Market Value" shall mean the closing price of a Share as reported by the Consolidated Tape of New York Stock Exchange Listed Shares on the first trading day of such fiscal quarter on which such value is to be determined.


       2.12 "Interest Account" shall mean the bookkeeping account established to record the interests of an Eligible Director with respect to deferred Compensation that is not deemed invested in Units.

       2.13  "Shares" shall mean shares of Stock.

       2.14  "Stock" shall mean the Class A Common Stock of the Company.

       2.15 "Stock Unit Account" shall mean, with respect to an Eligible Director who has elected to have deferred amounts deemed invested in Units, a bookkeeping account established to record such Eligible Director's interest under the Plan related to such Units.

       2.16 "Unit" shall mean a contractual obligation of the Company to deliver a Share or pay cash based on the Fair Market Value of a Share to an Eligible Director or the beneficiary or estate of such Eligible Director as provided herein.

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       Section 3.  Administration.  The Plan shall be administered by the
Committee; provided, however, that the Plan shall be administered such that any Director participating in the Plan shall continue to be deemed to be a "disinterested person" under Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act ("Rule 16b-3"), as such Rule is in effect on the Effective Date of the Plan and as it may be subsequently amended, for purposes of such Director's ability to serve on any committee charged with administering any of the Company's stock-based incentive plans for executive officers intended to qualify for the exemptive relief available under Rule 16b-3.

       Section 4.  Shares Authorized for Issuance.

       4.1 Maximum Number of Shares. The aggregate number of Shares which may be issued to Eligible Directors under the Plan shall not exceed Two Hundred and Fifty Thousand (250,000) Shares, subject to adjustment as provided in Section
4.2 below. If any Unit is settled in cash or is forfeited without a distribution of Shares, the Shares otherwise subject to such Unit shall again be available hereunder.

       4.2 Adjustment for Corporate Transactions. If the outstanding Stock is increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number or kind of shares which may be issued in the aggregate under this Plan and the number of Units that have been, or may be, issued under this Plan; provided, however, that no such adjustment need be made if, upon the advice of counsel, the Committee determines that such adjustment may result in the receipt of federally taxable income to holders of Stock or other classes of the Company's equity securities. The nature and extent of such adjustments shall be determined by the Committee in its sole discretion, and any such determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Stock shall be issued under this Plan pursuant to any such adjustment.

       Section 5.  Deferred Compensation Program.

       5.1 Election to Defer. On or before December 31 of any calendar year, an Eligible Director may elect to defer receipt of all or any part of any Compensation payable in respect of the calendar year following the year in which such election is made, and to have such amounts credited, in whole or in part, to a Stock Unit Account or an Interest Account. Any person who shall become an Eligible Director during any calendar year may elect, not later than the 30th day after his term as a Director begins, to defer payment of all or any part of his Compensation payable for the portion of such calendar year following such election. In the year in which this Plan is first implemented, any Eligible Director may elect, not later than the 30th day after the Effective Date, to defer payment of all or any part of his Compensation payable for the portion of such calendar year following the Effective Date.

       5.2 Method of Election. A deferral election shall be made by written notice filed with the Corporate Secretary of the Company. Such election shall continue in effect (including with respect to Compensation payable for subsequent calendar years) unless and until the Eligible Director revokes or modifies such election by written notice filed with the Corporate Secretary. Any such revocation or modification of a deferral election shall become effective as of the end of the calendar year in which such notice is given and only with respect to Compensation payable for services rendered thereafter; provided that if the effect of such revocation or modification of a deferral election is to change the amount of deferred compensation that would otherwise have been credited to the Stock Unit Account it shall in no event become effective earlier than six (6) months after it is received by the Corporate Secretary. Amounts credited to the Eligible Director's Stock Unit Account prior to the effective date of any such revocation or modification of a deferral election shall not be affected by such revocation or modification and shall be distributed only in accordance with the otherwise applicable terms of the Plan. An Eligible Director who has revoked an election to participate in the Plan may file a new election to defer Compensation payable for services to be rendered in the calendar year following the year in which such election is filed.

       5.3 Investment Election. At the time an Eligible Director elects to defer receipt of Compensation pursuant to Section 5.1, the Eligible Director shall designate in writing the portion of such Compensation,

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stated as a whole percentage, to be credited to the Interest Account and the portion to be credited to the Stock Unit Account. If an Eligible Director fails to notify the Corporate Secretary as to how to allocate any Compensation between the two Accounts, 100% of such Compensation shall be credited to the Interest Account. By written notice to the Corporate Secretary, an Eligible Director may change the manner in which Compensation payable with respect to services to be rendered after the end of such calendar year are allocated among the Accounts, provided that any such election shall only be effective with respect to Compensation payable six (6) months after such election is received by the Corporate Secretary.

       5.4 Dividend Equivalents. An Eligible Director shall have no rights as a stockholder of the Company with respect to any Units until Shares are delivered to the Eligible Director; provided that each Eligible Director shall have the right to receive an amount equal to the dividend per Share for the applicable dividend payment date (which, in the case of any dividend distributable in property other than Shares, shall be the per Share value of such dividend, as determined by the Company for purposes of income tax reporting) times the number of Units held by such Eligible Director on the record date for the payment of such dividend (a "Dividend Equivalent"). Each Eligible Director may elect, prior to any calendar year, whether the Dividend Equivalent is: (i) payable in cash, on or as soon as practicable after each date on which dividends are paid to stockholders with respect to Shares;
(ii) treated as reinvested in an additional number of Units determined by dividing (A) the cash amount of any such dividend by (B) the Fair Market
Value on the related dividend payment date; or (iii) deferred and credited to the Eligible Director's Interest Account.

       5.5 Interest Account. Any Compensation allocated to the Interest Account shall be credited to the Interest Account as of the date such Compensation would have been paid to the Eligible Director. Any amounts credited to the Interest Account shall be credited with interest at the rate of five percent (5%) per annum, compounded annually.

       5.6 Stock Unit Account. An Eligible Director's aggregate Compensation, for each fiscal quarter, that is allocated to the Stock Unit Account shall be deemed to be invested in a number of Units equal to the quotient of (i) such Compensation divided by (ii) the Fair Market Value on the first trading day of such fiscal quarter. Fractional Units shall be credited, but shall be rounded to the nearest hundredth percentile, with amounts equal to or greater than .005 rounded up and amounts less than .005 rounded down. Unless otherwise instructed by the Eligible Director in writing, whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Shares, the number of Units in the Eligible Director's Stock Unit Account shall be increased by the number of Units determined by dividing
(i) the product of (A) the number of Units in the Eligible Director's Stock Unit Account on the related dividend record date, and (B) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting), by (ii) the Fair Market Value on the first trading day of the fiscal quarter in which the dividend is paid. In the case of any dividend declared on Shares which is payable in Shares, the Eligible Director's Stock Unit Account shall be increased by the number of Units equal to the product of (i) the number of Units credited to the Eligible Director's Stock Unit Account on the related dividend record date, and (ii) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. In the event of any stock split, stock dividend, recapitalization, reorganization or other corporate transaction affecting the capital structure of the Company, the Committee shall make such adjustments to the number of Units credited to each Eligible Director's Stock Unit Account as the
Committee shall deem necessary or appropriate to prevent the dilution or enlargement of such Eligible Director's rights.

       5.7 Distribution Election. At the time an Eligible Director makes a deferral election pursuant to Section 5.1, the Eligible Director shall also file with the Corporate Secretary a written election (a "Distribution Election") with respect to whether:

       (i) the aggregate amount, if any, credited to the Interest Account at any time and the value of any Units credited to the Stock Unit Account shall be distributed in cash, in Shares or in a combination thereof, provided that any election to receive a distribution of all or any portion of the value of an Eligible Director's Interest Account in Shares must be made on an irrevocable basis at least six (6) months in advance of such distribution;

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       (ii)  such distribution shall commence, at the election of the Eligible
Director, as soon as practicable following the first business day of the calendar month following the date the Eligible Director ceases to be a Director or on the first business day of any calendar year following the calendar year in which the Eligible Director ceases to be a Director, and

       (iii) such distribution shall be in one lump sum payment or in such number of annual installments (not to exceed ten (10)) as the Eligible Director may designate.

The amount of any installment payment shall be determined by multiplying the amount credited to the Accounts of an Eligible Director immediately prior to the distribution by a fraction, the numerator of which is one and the denominator of which is the number of installments (including the current installment) remaining to be paid. An Eligible Director may at any time prior to the time at which the Eligible Director ceases to be a Director, and from time to time, change any Distribution Election applicable to his Accounts, provided that no election to change the timing of any final distribution shall be effective unless it is made in writing and received by the Corporate Secretary at least one (1) year prior to the time at which the Eligible Director ceases to be a director.

       5.8 Financial Hardship Withdrawal. Any Eligible Director may, after submission of a written request to the Corporate Secretary and such written evidence of the Eligible Director's financial condition as the Committee may reasonably request, withdraw from his Interest Account (but not from his Stock Unit Account) up to such amount as the Committee shall determine to be necessary to alleviate the Eligible Director's financial hardship.

       5.9 Timing and Form of Distributions. Any distribution to be made hereunder, whether in the form of a lump sum payment or installments, following the termination of an Eligible Director's service as a Director shall commence in accordance with the Distribution Election made by the Eligible Director pursuant to Section 5.7. If an Eligible Director fails to specify a form of payment for a distribution in accordance with
Section 5.7, the distribution from the Interest Account shall be made in cash and the distribution from the Stock Unit Account shall be made in Shares. If an Eligible Director fails to specify in accordance with
Section 5.7 a commencement date for a distribution or whether such distribution shall be made in a lump sum payment or a number of installments, such distribution shall be made in a lump sum payment and commence on the first business day of the month immediately following the date on which the Eligible Director ceases to be a Director. In the case of any distribution being made in annual installments, each installment after the first installment shall be paid on the first business day of each subsequent calendar year, or as soon as practical thereafter, until the entire amount subject to such Distribution Election shall have been paid.

       Section 6. Unfunded Status. The Company shall be under no obligation to establish a fund or reserve in order to pay the benefits under the Plan.
A Unit represents a contractual obligation of the Company to deliver Shares or pay cash to an Eligible Director as provided herein. The Company has not segregated or earmarked any Shares or any of the Company's assets for the benefit of an Eligible Director or his beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so. The Eligible Director and his beneficiary or estate shall have only an unsecured, contractual right against the Company with respect to any Units granted or amounts credited to an Eligible Director's Accounts hereunder, and such right shall not be deemed superior to the right of any other creditor. Units shall not be deemed to constitute options or rights to purchase Stock.

       Section 7. Amendment and Termination. The Plan may be amended at any time by the Committee or the Board of Directors. Any modification of any of the terms and provisions of the Plan, including this Section, shall not be made more than once every six (6) months. The Plan shall terminate on May 31, 2008. Unless the Board otherwise specifies at the time of such termination, the termination of the Plan will not result in the premature distribution of the amounts credited to an Eligible Director's Accounts.

       Section 8.  General Provisions.

       8.1 No Right to Serve as a Director. This Plan shall not impose any obligations on the Company to retain any Eligible Director as a Director nor shall it impose any obligation on the part of any Eligible Director to remain as a Director of the Company.

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       8.2  Construction of the Plan.  The validity, construction, interpretation, administration and effect of the Plan and the rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

       8.3 No Right to Particular Assets. Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Eligible Director, the executor, administrator or other personal representative or designated beneficiary of such Eligible Director, or any other persons. Any reserves that may be established by the Company in connection with Units granted under this Plan shall continue to be treated as the assets of the Company for federal income tax purposes and remain subject to the claims of the Company's creditors. To the extent that any Eligible Director or the executor, administrator, or other personal representative of such Eligible Director, acquires a right to receive any payment from the Company pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

       8.4 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

       8.5 Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Board of Directors, the Company and all other parties with respect thereto.

       8.6 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.


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